Exhibit 21
Affiliates and Subsidiaries of Wisconsin Public Service Corporation December 31, 2013

Wisconsin Public Service Corporation *
WPS Leasing, Inc. *
Wisconsin Valley Improvement Company (27.1% ownership) *
Wisconsin River Power Company (50% ownership) *
WPS Investments, LLC (approximately 11.36% ownership) *
American Transmission Company LLC (approximately 34.07% ownership) *
ATC Management Inc. (32.16% ownership of Class A Shares) *

All affiliated companies listed are 100% owned except as noted otherwise.
*	Formed under Wisconsin law.